Exhibit 21
Subsidiaries of ORBCOMM Inc.

Subsidiary	Jurisdiction of Organization	% Owned

ORBCOMM LLC	Delaware	100%

ORBCOMM License Corp.	Delaware	100%

ORBCOMM Canada Inc.	New Brunswick, Canada	100%

ORBCOMM Curacao Gateway N.V.	Curacao	100%

ORBCOMM International Holdings LLC	Delaware	100%

ORBCOMM New Zealand Limited	New Zealand	100%

Leosatellite Services de Ecuador S.A.	Ecuador	100%

ORBCOMM Panama Incorporated Inc.	Panama	100%

ORBCOMM Central America Holdings LLC	Delaware	100%

ORBCOMM Australia Gateway Company Pty. Limited	Australia	100%

Stellar Satellite Communications Ltd.	British Virgin Islands	100%

Satcom International Group PLC	England and Wales	52.13%

ORBCOMM Europe LLC	Delaware	50%

MITE Global Communications S.A. de C.V.	Mexico	35%

ORBCOMM Maghreb	Morocco	22.96%

European Datacomm Holding NV	Belgium	1.82%

Listed above are certain consolidated subsidiaries included in the consolidated financial statements of ORBCOMM Inc. Unlisted subsidiaries, considered in the aggregate, do not constitute a significant subsidiary.